Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G with respect to the Common Stock of Consolidated Water Co. Ltd., dated July 28, 2004 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

JAVELIN OPPORTUNITIES LP

Date: July 28, 2004

By: /s/ Thomas C. Barrow

Thomas C. Barrow

Managing Member of the GP

JAVELIN OPPORTUNITIES FUND

OFFSHORE, LTD.

Date: July 28, 2004

By: /s/ Thomas C. Barrow

Thomas C. Barrow

President